EXHIBIT 99.1
CENTERPLATE’S NEW ACCOUNTS CONTRIBUTE TO
CONTINUED GROWTH IN THIRD QUARTER 2005
SPARTANBURG, S.C., November 2, 2005 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the third quarter and fiscal year-to-date ended September 27, 2005. Net sales increased by $7.5 million, or 3.8%, to $208.6 million, compared to net sales of $201.1 million for the third quarter of 2004. During the quarter, new accounts, added after the third quarter of 2004, net of terminated accounts, increased sales by $6.4 million. In addition, sales at convention centers improved approximately $3.0 million compared to the third quarter of 2004 due to an increase in the number of events held in these facilities. Minor League Baseball, Arenas and other accounts contributed an additional $2.4 million to the increase in net sales. Partially offsetting the improvement, Major League Baseball (MLB) sales declined $1.9 million compared to the third quarter of 2004 primarily due to a decline in attendance at one of the company’s venues compared to the prior year period. In addition, National Football League (NFL) sales declined by $2.4 million because of fewer non-NFL events at these venues and two fewer NFL games in the third quarter of 2005, due to the cancellation of the New Orleans Saints’ games at the Louisiana Superdome because of damage caused by Hurricane Katrina.
Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) increased 5.5%, or approximately $1.2 million, to $22.9 million for the third quarter of 2005 compared to $21.7 million in the third quarter of 2004.

“We are pleased to report that revenues increased this quarter with the addition of new accounts added to the company’s portfolio since this time last year. We are also pleased by the continued growth in our convention center business,” said Paul W. MacPhail, Chairman and Chief Executive Officer of Centerplate, Inc. He added, “My first fifty days at Centerplate have been extremely gratifying. This is an exciting business and I believe my skills complement an already strong management team that is working with me to develop and implement a strategic plan that enhances the company’s operating and financial performance.”
For the thirty-nine weeks ended September 27, 2005, net sales increased by 5.3%, or $24.9 million, to $497.9 million from $473.0 million during the comparable period in 2004. Adjusted EBITDA for the thirty-nine week period increased by 3.6%, or approximately $1.5 million, to $43.4 million in 2005 from $41.9 million in 2004.
The company reported net income of $4.5 million, or $0.20 per share, for the third quarter of 2005 compared to net income of $5.7 million, or $0.25 per share, in the third quarter of 2004. The decrease is partially attributable to an increase in the interest expense of $1.1 million for the new senior credit facility, and a non-cash charge to interest expense of $0.5 million in the third quarter of 2005 compared to a credit of $0.6 million in the third quarter of 2004. This charge and credit are related to the changes in the fair value of the company’s derivatives.
For the thirty-nine weeks ended September 27, 2005, the company reported a net loss of $2.4 million, or $0.11 per share, compared to net income of $2.0 million, or $0.07 per share. A reason for the decrease was a one-time charge of $6.2 million in expenses related to the refinancing of the senior credit facility in April 2005. The company entered into this facility to insure it had the capital necessary to allow it to benefit from the trend of large-stadium development and to take advantage of other opportunities to strengthen its business. In addition, the year-to-date impact of the increase in debt of this new credit facility resulted in additional interest expense of $1.8 million.

As previously announced, Centerplate will make its 23rd monthly distribution to IDS holders on November 18, 2005 at the anticipated annual rate of approximately $1.56 per IDS.
Centerplate will discuss its third quarter 2005 financial results on a conference call today, Wednesday, November 2 at 5:30 p.m. eastern standard time. Interested parties may participate in the call by dialing 800-938-0653 approximately 10 minutes before the call is scheduled to begin. International callers should dial 973-633-8200. The pass code for the call is 6610511. An audio webcast of the conference call can also be accessed online at www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on November 2, 2005 through midnight on November 23, 2005. The replay can be accessed domestically by dialing 877-519-4471 or for international callers, 973-341-3080. The passcode for the replay call is 6610511.
About Centerplate
Centerplate is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
Centerplate presents Adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, as well as the risks identified in the prospectus relating to the offering of IDSs and our most recent annual report on Form 10-K, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(in thousands, except share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2005	2004	2005	2004
Net sales	$208,619	$201,066	$497,910	$473,027

Cost of sales	166,297	161,933	401,738	384,626
Selling, general and administrative expense	19,738	17,514	53,388	46,657
Depreciation and amortization	7,332	6,656	21,433	20,135
Contract related losses	280	—	280	121

Operating income	14,972	14,963	21,071	21,488

Interest expense	6,955	4,759	25,478	18,787

Other income, net	(322)	(75)	(627)	(170)

Income (loss) before income taxes	8,339	10,279	(3,780)	2,871

Income tax provision (benefit)	3,827	4,546	(1,386)	921

Net income (loss)	4,512	5,733	(2,394)	1,950

Accretion of conversion option	—	—	—	(317)

Net income (loss) available to common stock with or without the conversion option	4,512	5,733	(2,394)	1,633

Basic net income (loss) per share with conversion option	$0.20	$0.25	$(0.11)	$0.15

Diluted net income (loss) per share with conversion option	$0.20	$0.25	$(0.11)	$0.15

Basic net income (loss) per share without conversion option	$0.20	$0.25	$(0.11)	$0.07

Diluted net income (loss) per share without conversion option	$0.20	$0.25	$(0.11)	$0.07

Weighted average shares outstanding with conversion option	4,060,997	4,060,997	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20	$0.59	$0.59

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)
(in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2005	2004	2005	2004
Net income (loss)	$4,512	$5,733	$(2,394)	$1,950
Income tax provision	3,827	4,546	(1,386)	921

Income (loss) before income taxes	8,339	10,279	(3,780)	2,871
Adjustments:
Interest expense (1)	6,955	4,759	25,478	18,787
Depreciation and amortization	7,332	6,656	21,433	20,135

EBITDA (2)	$22,626	$21,694	$43,131	$41,793

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$22,626	$21,694	$43,131	$41,793
Adjustments:
Contract related losses (3)	280	—	280	121

Adjusted EBITDA (2)	$22,906	$21,694	$43,411	$41,914

(1)	Included in interest expense for the 39 week period ended September 28, 2004 is $1.2 million in expenses related to the repurchase of $12.3 million in senior subordinated notes issued in 1999, of which $0.3 million is amortization expense. Included in interest expense for the 39 weeks ended September 27, 2005 is $6.2 million in expenses related to entering into our new credit agreement on April 1, 2005. The $6.2 million includes a prepayment premium of approximately $4.6 million on the prior credit facility and a $1.6 million non-cash charge for the write-off of deferred financing costs. Additionally, for the 13 and 39 weeks ended September 27, 2005 included in interest is $0.5 million and $1.0 million, respectively, related to the change in the fair value of our derivatives as compared to $0.6 million (credit) and $1.1 million, respectively, for the 13 and 39 week periods ended September 28, 2004.

(2)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(3)	Contract related losses reflect non-cash charges incurred for the write-off of assets for certain terminated accounts.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2005	2004	2005	2004
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,512	$5,733	$(2,394)	$1,950
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,332	6,656	21,433	20,135
Amortization of deferred financing costs	640	382	2,825	1,433
Non-cash interest earned on restricted cash	(47)	—	(92)	—
Derivative noncash interest	481	(613)	977	1,142
Contract related losses	280	—	280	121
Deferred tax change	3,827	4,459	(1,386)	834
Gain (loss) on disposition of assets	(43)	43	(47)	50
Other	263	252	104	143
Changes in assets and liabilities	7,206	3,063	22,213	15,800

Net cash provided by operating activities	24,451	19,975	43,913	41,608

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,348)	(2,565)	(11,857)	(5,684)
Proceeds from sale of property and equipment	120	719	456	809
Purchase of contract rights	(2,717)	(5,721)	(8,994)	(7,679)
Return of unamortized capital investment	—	5,383	—	11,531
Restricted cash	—	—	—	13,628

Net cash provided by (used in) investing activities	(6,945)	(2,184)	(20,395)	12,605

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments — revolving loans	—	—	—	(4,000)
Principal payments on long-term debt	(269)	—	(269)	—
Proceeds from issuance of long-term debt	—	—	107,500	—
Retirement of existing long-term borrowings	—	—	(65,000)	—
Payment of existing subordinated notes	—	—	—	(12,250)
Payment of financing costs	(53)	(29)	(7,247)	(380)
Payment of debt issuance costs	—	—	—	(267)
Dividend payments	(4,460)	(4,461)	(13,380)	(13,875)
Increase (decrease) in bank overdrafts	1,793	(717)	1,332	(617)

Net cash provided by (used in) financing activities	(2,989)	(5,207)	22,936	(31,389)

INCREASE IN CASH	14,517	12,584	46,454	22,824

CASH AND CASH EQUIVALENTS:
Beginning of period	56,714	33,169	24,777	22,929

End of period	$71,231	$45,753	$71,231	$45,753

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
(in thousands)

	September 27,	December 28,
	2005	2004
ASSETS

Current assets	$127,379	$71,755

Property and equipment, net	51,977	48,222

Contract rights, net	83,931	87,981

Cost in excess of net assets acquired	41,142	41,142

Deferred financing costs, net	16,129	11,707

Other assets	39,259	38,239

TOTAL ASSETS	$359,817	$299,046

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$105,003	$70,243

Long-term debt	211,401	170,245

Other liabilities	6,857	6,332

Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity	22,204	37,874

Total liabilities and stockholders' equity	$359,817	$299,046